Exhibit 7.8
Security Agreement
Re: Investment Account
     This Security Agreement Re: Investment Account (the “Agreement”) is dated as of May 27, 2005, between Barry Amsdell (the “Debtor”),with his mailing address as set forth in Section 9(b) hereof, and Harris Trust and Savings Bank, an Illinois banking corporation (the “Secured Party”), with its mailing address as set forth in Section 9(b) hereof.
Preliminary Statement
     A. The Debtor has requested that the Secured Party extend credit or otherwise make financial accommodations available to or for the account of The Loretta Amsdell Family Irrevocable Trust dated June 4, 1998.
     B. As a condition to extending credit or otherwise making financial accommodations available to or for the account of the Borrower, the Secured Party requires, among other things, that the Debtor grant the Secured Party a security interest in the Debtor’s personal property described herein subject to the terms and conditions hereof.
     C. Such credit and other financial accommodations to the Borrower shall benefit the Debtor.
     Now, Therefore, in consideration of the benefits accruing to the Debtor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Grant of Security Interest. The Debtor hereby grants to the Secured Party a lien on and security interest in, and acknowledges and agrees that the Secured Party has and shall continue to have a continuing lien on and security interest in, any and all right, title and interest of the Debtor, whether now owned or existing or hereafter created, acquired or arising, in and to (a) that certain securities account number 835-52089 (the “Account”) established in the name of the Debtor at Lehman Brothers, Inc. (the “Intermediary”), (b) Stock Certificate no. 0052 of U-Store-It Trust representing 55,000 shares (the “Shares”), (c) any and all cash (whether in a domestic or foreign currency), stocks, bonds, notes, bills, securities (whether certificated or uncertificated), security entitlements and securities accounts and coins, precious metals, commodities, commodity contracts and commodity accounts and investment property, in each case held in, by or for the benefit of the Account, (d) all substitutions and additions to the foregoing property, (e) all income, dividends, distributions and sums distributable or payable from, upon, or in respect of the foregoing property, (f) all rights and privileges incident to the foregoing, and (g) any and all proceeds of the foregoing (all of the foregoing being herein sometimes referred to as the “Collateral”). All terms which are used in this Agreement which are defined in the Uniform Commercial Code of the State of Illinois as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

     2. Obligations Hereby Secured. The lien and security interest herein granted and provided for is made and given to secure, and shall secure, the payment and performance of (a) any and all indebtedness, obligations and liabilities of whatsoever kind and nature of the Borrower to the Secured Party (whether arising before or after the filing of a petition in bankruptcy and including, without limitation, interest which but for the filing of a petition in bankruptcy would accrue on such obligations), whether direct or indirect, absolute or contingent, due or to become due, and whether now existing or hereafter arising and howsoever held, evidenced, or acquired, and whether several, joint or joint and several (collectively, the “Borrower Debt”), (b) any and all indebtedness, obligations and liabilities of the Debtor to the Secured Party (whether arising before or after the filing of a petition in bankruptcy and including, without limitation, interest which but for the filing of a petition in bankruptcy would accrue on such obligations) under or related to each guaranty by the Debtor of all or any part of the Borrower Debt, whether such indebtedness, obligations and liabilities of the Debtor are due or to become due, and whether now existing or hereafter arising and whether several, joint or joint and several, and (c) any and all expenses and charges, legal or otherwise, suffered or incurred by the Secured Party in collecting or enforcing any of such indebtedness, obligations or liabilities or in realizing on or protecting or preserving any security therefor, including, without limitation, the lien and security interest granted hereby (all of the foregoing being hereinafter referred to collectively as the “Obligations”).
     3. Covenants, Agreements, Representations and Warranties. The Debtor hereby covenants and agrees with, and represents and warrants to, the Secured Party that:
     (a) The Debtor is the sole and lawful owner of the Collateral, and has full right, power and authority to enter into this Agreement and to perform each and all of the matters and things herein provided for. The execution and delivery of this Agreement, and the observance and performance of each of the matters and things herein set forth, will not (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Debtor or any provision of the Debtor’s trust agreement or any covenant, indenture or agreement of or affecting the Debtor or (ii) result in the creation or imposition of any lien or encumbrance on any property of the Debtor except for the lien and security interest granted to the Secured Party hereunder.
     (b) The Debtor’s principal residence is at 880 Coventry Street Boca Raton, FL 33487; and the Debtor has no other residences (exclusive of vacation homes). The Debtor shall not move its principal residence or maintain a residence at a location other than those specified on Schedule A, in each case without first providing the Secured Party 30 days’ prior written notice of the Debtor’s intent to do so; provided that the Debtor shall at all times maintain its principal residence in the United States of America and, with respect to any new location, the Debtor shall have taken all action reasonably requested by the Secured Party to maintain the lien and security interest of the Secured Party in the Collateral at all times fully perfected and in full force and effect.
     (c) The Debtor’s legal name is correctly set forth in the first paragraph of this Agreement. The Debtor has not had any different name, or transacted business under any trade name other than the Debtor’s name, in each case at any time during the immediately preceding five-year period. The Debtor shall not change its legal name or transact business under any trade name without first giving 30 days’ prior written notice of its intent to do so to the Secured Party.
     (d) The Collateral and every part thereof is and shall be free and clear of all security interests, liens (including, without limitation, statutory liens), attachments, levies and encumbrances of every kind, nature and description, whether voluntary or involuntary, except for (i) the lien and security interest of the Secured Party therein and (ii) the rights of the Intermediary set forth in the Securities Account Control Agreement (as hereinafter defined). The Debtor shall warrant and defend the Collateral against any claims and demands of all persons at any time claiming the same or any interest in the Collateral adverse to the Secured Party.
     (e) The Debtor shall promptly pay when due all taxes, assessments and governmental charges and levies upon or against the Debtor or any of the Collateral, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings which prevent foreclosure or other realization upon any of the Collateral, and the Debtor shall have established adequate reserves therefor.
     (f) Subject to Section 4 hereof, without the Secured Party’s prior written consent, the Debtor shall not, nor shall it permit the Intermediary to, invest, purchase, sell, exchange, redeem, reinvest, assign, or otherwise dispose of the Collateral or any part thereof or any interest therein.
     (g) The Debtor agrees to execute and deliver, and shall cause the Intermediary to execute and deliver, to the Secured Party such further agreements, assignments, instruments and documents and to do all such other things as the Secured Party may reasonably deem necessary or appropriate to assure the Secured Party its lien and security interest hereunder, including, without limitation, a Securities Account Control Agreement executed by the Intermediary substantially in the form attached hereto as Schedule B or such other securities account control agreement executed by the Intermediary in form and substance satisfactory to the Secured Party (such Securities Account Control Agreement, as the same may be amended, modified or restated from time to time being referred to herein as the “Securities Account Control Agreement”), and such financing statements, and amendments thereof or supplements thereto, and such other instruments and documents as the Secured Party may from time to time reasonably require in order to comply with the UCC. The Debtor hereby agrees that a carbon, photographic or other reproduction of this Agreement or any such financing statement is sufficient for filing as a financing statement by the Secured Party without notice thereof to the Debtor wherever the Secured Party in its sole discretion desires to file the same. The Debtor hereby authorizes the Secured Party to file any and all financing statements covering the Collateral or any part thereof as the Secured Party may require. In the event for any reason the law of any jurisdiction other than Illinois becomes or is applicable to the Collateral or any part thereof, or to any of the Obligations, the Debtor agrees to execute and deliver all such instruments and documents and to do all such other things as the Secured Party in its sole discretion deems necessary or appropriate to preserve, protect and enforce the lien and security interest of the Secured Party under the law of such other jurisdiction.

     (h) On failure of the Debtor to perform any of the covenants and agreements herein contained, the Secured Party may, at its option, with 3 Business Days prior written notice unless the Secured Party reasonably determines that the Collateral or its interest therein will be harmed by the giving of such notice, perform the same and in so doing may expend such sums as the Secured Party may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any taxes, liens and encumbrances, expenditures made in defending against any adverse claims, and all other expenditures which the Secured Party may be compelled to make by operation of law or which the Secured Party may make by agreement or otherwise for the protection of the security hereof. All such sums and amounts so expended shall be repayable by the Debtor immediately without notice or demand, shall constitute additional Obligations secured hereunder and shall bear interest from the date said amounts are expended at the rate per annum (computed on the basis of a 360-day year for the actual number of days elapsed) determined by adding 2% to the rate per annum from time to time announced by Harris Trust and Savings Bank as its prime commercial rate with any change in such rate per annum as so determined by reason of a change in such prime commercial rate to be effective on the date of such change in said prime commercial rate. No such performance of any covenant or agreement by the Secured Party on behalf of the Debtor, and no such advancement or expenditure therefor, shall relieve the Debtor of any default under the terms of this Agreement or in any way obligate the Secured Party to take any further or future action with respect thereto. The Secured Party, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim. The Secured Party, in performing any act hereunder, shall be the sole judge of whether the Debtor is required to perform same under the terms of this Agreement. The Secured Party is hereby authorized to charge any depository or other account of the Debtor maintained with the Secured Party for the amount of such sums and amounts so expended.
     Section 4. Special Provisions Re: Account.
     (a) Subject to the terms of Section 9(g) hereof, the Collateral is, and shall hereafter be, held in the Account by the Intermediary as the bailee of the Secured Party, except to the extent otherwise agreed to in writing by the Secured Party. The Debtor shall cause the Intermediary to, and hereby irrevocably authorizes and directs the Intermediary to, furnish to the Secured Party a copy of each monthly statement pertaining to the Account and the Collateral and such other information regarding the Collateral as is requested from time to time by the Secured Party which would ordinarily be available if requested by the Debtor.
     (b) The Debtor shall not terminate the Account without the Secured Party’s prior written consent. Subject to this Section 4, the Debtor shall not transfer or otherwise withdraw the Collateral or any part thereof from the Account without the Secured Party’s prior written consent (provided that it is understood and agreed that if for any reason the Collateral or any part thereof is at any time transferred from the Account, the Secured Party shall nevertheless retain a security interest therein).

     (c) Subject to the terms of Section 9(g) hereof, the Secured Party may at any time after the occurrence of an Event of Default direct the Intermediary to withdraw the Collateral or any part thereof from the Account and deliver such Collateral to the Secured Party and/or to transfer such Collateral or any part thereof into the Secured Party’s name or into the name of its nominee or nominees.
     (d) Unless and until an Event of Default has occurred and is continuing:
     (i) the Debtor shall be entitled to exercise or direct the Intermediary to exercise all voting and/or consensual powers pertaining to the Collateral or any part thereof, for all purposes not inconsistent with the terms of this Agreement or the terms of any other document relating to the Obligations secured hereby;
     (ii) the Debtor shall be entitled to receive all dividends and income from the investment property in the Account (other than liquidating dividends and distributions representing the redemption, retirement or liquidation of the Debtor’s investment in any entity); and
     (e) No trades shall be made in the Account without Secured Party’s written consent.
     (f) The Debtor shall at all times maintain cash and marketable securities with publicly available prices in the Account in accordance with the Loan Formula Agreement dated of even date herewith between the Debtor and the Borrower and the Bank.
     (g) The Debtor shall deliver a notice to U-Store-It Trust (with a copy to the Secured Party) on October 27, 2005 requesting that the Shares to be registered with the Securities and Exchange Commission as soon as reasonably possible and the Debtor shall diligently enforce its rights to cause the Shares to be registered.
     Section 5. Power of Attorney. In addition to any other powers of attorney contained herein, the Debtor hereby appoints the Secured Party, its nominee, and any other person whom the Secured Party may designate, as the Debtor’s attorney-in-fact, with full power after the occurrence and during the continuation of any Event of Default to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all sums or properties which may be or become due, payable or distributable on or in respect of the Collateral or any part thereof, with full power to settle, adjust or compromise any claim thereunder or therefor as fully as the Debtor could itself do, to endorse or sign the Debtor’s name on any assignments, stock powers or other instruments of transfer and on any checks, notes, acceptances, money orders, drafts and any other forms of payment or security that may come into the Secured Party’s possession and on all documents of satisfaction, discharge or receipt required or requested in connection therewith, and, in its discretion, to file any claim or take any other action or proceeding, either in its own name or in the name of the Debtor, or otherwise, which the Secured Party may deem necessary or appropriate to collect or otherwise realize upon all or any part of the Collateral, or effect a transfer thereof, or which may be necessary or appropriate to protect and preserve the right, title and interest of the Secured party in and to such Collateral and the security intended to be afforded hereby. The Debtor hereby ratifies and approves all acts of any such attorney and agrees that neither the Secured Party nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct. The Secured Party may file one or more financing statements disclosing its security interest in all or any part of the Collateral without the Debtor’s signature appearing thereon, and the Debtor also hereby grants the Secured Party a power of attorney to execute any such financing statements, and any amendments or supplements thereto, on behalf of the Debtor without notice thereof to the Debtor. The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Obligations have been fully paid and satisfied and all agreements of the Secured Party to extend credit to or for the account of the Borrower have expired or otherwise have been terminated.
     6. Defaults and Remedies.
     (a) The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
     (i) default in the payment when due (whether by demand, lapse of time, acceleration or otherwise) of the Obligations or any part thereof; or
     (ii) default in the observance or performance of any covenant set forth in Sections 4(b), 4(e), 4(f) or 4(g) hereof or any provision hereof dealing with the use or remittance of proceeds of Collateral; or
     (iii) default in the observance or performance of any other provision hereof which is not remedied within 30 days after the earlier of (a) the date on which such default shall first become known to any officer of the Debtor or (b) written notice thereof is given to the Debtor by the Secured Party; or
     (iv) any representation or warranty made by the Debtor herein, or in any statement or certificate furnished by it pursuant hereto, or in connection with any loan or extension of credit made to or on behalf of or at the request of the Debtor by the Secured Party, shall be false in any material respect as of the date of the issuance or making thereof; or
     (v) default in the observance or performance of any terms or provisions of any mortgage, security agreement or any other instrument or document securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto which default continues unremedied beyond any period of grace expressly applicable thereto, or this Agreement or any such other mortgage, security agreement, instrument or document shall for any reason not be or shall cease to be in full force and effect or any of the foregoing is declared to be null and void; or
     (vi) default shall occur under any evidence of material indebtedness issued, assumed or guaranteed by the Debtor or the Borrower or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness (whether or not such maturity is in fact accelerated), or any such material indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise); or
     (vii) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes shall be entered or filed against the Debtor or the Borrower or against any of its property or assets and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 60 days; or
     (viii) the Debtor or the Borrower shall (a) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any action in furtherance of any matter described in parts (a) through (e) above, or (g) fail to contest in good faith any appointment or proceeding described in Section 6(a)(x) hereof; or
     (ix) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Debtor or the Borrower or any substantial part of any of its property, or a proceeding described in Section 6(a)(viii)(e) shall be instituted against the Debtor or the Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or
     (x) any guarantor of any Obligations shall die or shall terminate, breach, repudiate or disavow its guarantee or any part thereof, or any event specified in Sections 6(a)(vi), 6(a)(vii), 6(a)(viii) or 6(a)(ix) hereof shall occur with regard to said guarantor or with regard to the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998.
     Nothing contained herein shall be deemed to alter the demand nature of any of the Obligations which are specifically expressed to be payable on demand, regardless of whether any Event of Default has occurred or is continuing.
     (b) Upon the occurrence and during the continuation of any Event of Default, but subject to the terms of Section 9(g) hereof, (i) the Secured Party shall have, in addition to all other rights provided herein or by law, the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the UCC applies to the affected Collateral), (ii) the Secured Party may at its option, by written demand direct the Intermediary to deliver the Collateral, or any part thereof, and/or to liquidate the Collateral (whether by sale or redemption or otherwise), or any part thereof, and deliver the proceeds therefrom to the Secured Party for application in reduction of the Obligations, and (iii) further the Secured Party may, without demand and without advertisement, notice, hearing Or process of law, all of which the Debtor hereby waives, at any time or times, sell and deliver all or any part of the Collateral held by or for it at any broker’s board or at any public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as the Secured Party deems advisable, in its sole discretion. In the exercise of any such remedies, the Secured Party may sell, or cause a redemption or other repurchase of, all the Collateral as a unit even though the sales price thereof or proceeds from such redemption or repurchase, as the case may be, may be in excess of the amount remaining unpaid on the Obligations. The Secured Party is authorized at any sale or other disposition of the Collateral, if it deems it advisable so to do, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account for investment, and not with a view to the distribution or resale of any of the Collateral. In addition to all other sums due the Secured Party hereunder, the Debtor shall pay the Secured Party all reasonable costs and expenses incurred by the Secured Party, including reasonable attorneys’ fees and court costs, in obtaining, liquidating or enforcing payment of Collateral or the Obligations or in the prosecution or defense of any action or proceeding by or against the Secured Party or the Debtor concerning any matter arising out of or connected with this Agreement or the Collateral or the Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code (or any successor statute). Any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Debtor in accordance with Section 9(b) hereof at least 10 days before the time of sale or other event giving rise to the requirement of such notice; provided however, no notification need be given to the Debtor if the Debtor has signed, after an Event of Default has occurred, a statement renouncing any right to notification of sale or other intended disposition. The Secured Party shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. The Secured Party may be the purchaser at any such sale. The Debtor hereby waives all of its rights of redemption from any such sale. The Secured Party may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, be made at the time and place to which the sale was postponed or the Secured Party may further postpone such sale by announcement made at such time and place.
     (c) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default, all rights of the Debtor to exercise the voting and/or consensual powers which it is entitled to exercise pursuant to Section 4 hereof and/or to receive and retain the income and distributions which it is entitled to receive and retain pursuant to Section 4 hereof, shall, at the option of the Secured Party, cease and thereupon become vested in the Secured Party, which, in addition to all other rights provided herein or by law, shall then be entitled solely and exclusively to exercise all voting and other consensual powers pertaining to the Collateral (including, without limitation, the right to deliver notice of control with respect to the Account and deliver all entitlement orders with respect thereto) and/or to receive and retain the income and distributions which the Debtor would otherwise have been authorized to retain pursuant to Section 4 hereof and shall then be entitled solely and exclusively to exercise any and all rights of conversion, exchange or subscription or any other rights, privileges or options pertaining to any Collateral as if the Secured Party were the absolute owner thereof. Without limiting the foregoing, the Secured Party shall have the right to exchange, at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of the respective issuer thereof or upon the exercise by or on behalf of any such issuer or the Secured Party of any right, privilege, or option pertaining to any portion of the Collateral and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms and conditions as the Secured Party may determine. In the event the Secured Party in good faith believes any of the Collateral constitutes restricted securities within the meaning of any applicable securities laws, any disposition thereof in compliance with such laws shall not render the disposition commercially unreasonable.
     (d) The powers conferred upon the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose on it any duty to exercise such powers. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equivalent to that which the Secured Party accords its own property, consisting of similar type assets, it being understood, however, that the Secured Party shall have no responsibility for (i) ascertaining or taking any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, or (iii) initiating any action to protect the Collateral against the possibility of a decline in market value. This Agreement constitutes an assignment of rights only and not an assignment of any duties or obligations of the Debtor in any way related to the Collateral, and the Secured Party shall have no duty or obligation to discharge any such duty or obligation. The Secured Party shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral or initiating any action to protect the Collateral against the possibility of a decline in market value. Neither the Secured Party nor any party acting as attorney for the Secured Party shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct.
     (e) Failure by the Secured Party to exercise any right, remedy or option under this Agreement or any other agreement between the Debtor and the Secured Party or provided by law, or delay by the Secured Party in exercising the same, shall not operate as a waiver; and no waiver by the Secured Party shall be effective unless it is in writing and then only to the extent specifically stated. The rights and remedies of the Secured Party under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Secured Party may have. For purposes of this Agreement, an Event of Default shall be construed as continuing after its occurrence until the same is waived in writing by the Secured Party.
     7. Application of Proceeds. The proceeds and avails of the Collateral at any time received by the Secured Party after the occurrence and during the continuation of any Event of Default shall, when received by the Secured Party in cash or its equivalent, be applied by the Secured Party as follows:

     (i) first, to the payment and satisfaction of all sums paid and costs and expenses incurred by the Secured Party hereunder or otherwise in connection herewith, including such monies paid or incurred in connection with protecting, preserving or realizing upon the Collateral or enforcing any of the terms hereof, including reasonable attorneys’ fees and court costs, together with any interest thereon (but without preference or priority of principal over interest or of interest over principal), to the extent the Secured Party is not reimbursed therefor by the Debtor; and
     (ii) second, to the payment and satisfaction of the remaining Obligations, whether or not then due (in whatever order the Secured Party elects), both for interest and principal.
The Debtor shall remain liable to the Secured Party for any deficiency. Any surplus remaining after the full payment and satisfaction of the foregoing shall be returned to the Debtor or to whomsoever the Secured Party reasonably determines is lawfully entitled thereto.
     8. Continuing Agreement. This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Obligations, both for principal and interest, have been fully paid and satisfied and all agreements of the Secured Party to extend credit to or for the account of the Borrower have expired or otherwise have been terminated. Upon such termination of this Agreement, the Secured Party’s security interest shall be released, and the Secured Party shall, upon the request and at the expense of the Debtor, take such further actions to affect the release as the Debtor may reasonably request.
     9. Miscellaneous.
     (a) This Agreement cannot be changed or terminated orally. All of the rights, privileges, remedies and options given to the Secured Party hereunder shall inure to the benefit of its successors and assigns, and all the terms, conditions, covenants, agreements, representations and warranties of and in this Agreement shall bind the Debtor and its legal representatives, successors and assigns, provided that the Debtor may not assign its rights or delegate its duties hereunder without the Secured Party’s prior written consent. The Secured Party may transfer the Obligations, or any part thereof, and deliver the Collateral subject to this Agreement to the transferee, and the transferee shall become vested with all powers and rights given to the Secured Party with respect to the Collateral.
     (b) Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or facsimile number set forth below (or, if no such address is set forth below, at the address of the Debtor as shown on the records of the Secured Party), or such other address or facsimile number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Debtor at:	to the Secured Party at:
Barry Amsdell	Harris Trust and Savings Bank
McDonald Hopkins Co. LPA	111 West Monroe Street
600 Superior Avenue, E Suite 2100	Chicago, Illinois 60603
Cleveland, OH 44114	Attention: Patrick Schieble
Telephone: 216-348-5400	Telephone: (312) 461-5140
Facsimile: 216-348-5474	Facsimile: (312) 765-8166
Attn: Bernard L. Karr
Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section.
     (c) The lien and security interest herein created and provided for stand as direct and primary security for the Obligations. No application of any sums received by the Secured Party in respect of the Collateral or any disposition thereof to the reduction of the Obligations or any part thereof shall in any manner entitle the Debtor to any right, title or interest in or to the Obligations or any collateral or security therefor, whether by subrogation or otherwise, unless and until all Obligations have been fully paid and satisfied and all agreements of the Secured Party to extend credit to or for the account of the Borrower have expired or otherwise have been terminated. The Debtor acknowledges that the lien and security interest hereby created and provided for are absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Secured Party or any other holder of any of the Obligations, and without limiting the generality of the foregoing, the lien and security interest hereof shall not be impaired by any acceptance by the Secured Party or any other holder of any of the Obligations of any other security for or guarantors upon any of the Obligations or by any failure, neglect or omission on the part of the Secured Party or any other holder of any of the Obligations to realize upon or protect any of the Obligations or any collateral or security therefor. The lien and security interest hereof shall not in any manner be impaired or affected by (and the Secured Party, without notice to anyone, is hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any of the Obligations, or of any collateral or security therefor, or of any guaranty thereof, or of any instrument or agreement setting forth the terms and conditions pertaining to any of the foregoing. The Secured Party may at its discretion at any time grant credit to the Borrower without notice to the Debtor in such amounts and on such terms as the Secured Party may elect (all of such to constitute additional Obligations) without in any manner impairing the lien and security interest created and provided for herein. In order to realize hereon and to exercise the rights granted the Secured Party hereunder and under applicable law, there shall be no obligation on the part of the Secured Party or any other holder of any of the Obligations at any time to first resort for payment to the Borrower or to any guaranty of the Obligations or any portion thereof or to resort to any other collateral, security, property, liens or any other rights or remedies whatsoever, and the Secured Party shall have the right to enforce this Agreement irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.
     (d) In the event and to the extent that any provision hereof shall be deemed to be invalid or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall to such extent be construed as not containing such provision, but only as to such locations where such law or interpretation is operative, and the invalidity or unenforceability of such provision shall not affect the validity of any remaining provisions hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.
     (e) This Agreement shall be deemed to have been made in the State of Illinois and shall be governed by, and construed in accordance with, the laws of the State of Illinois. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.
     (f) This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each constituting an original, but all together one and the same instrument. The Debtor acknowledges that this Agreement is and shall be effective upon its execution and delivery by the Debtor to the Secured Party, and it shall not be necessary for the Secured Party to execute this Agreement or any other acceptance hereof or otherwise to signify or express its acceptance hereof.
     (g) The Debtor hereby submits to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Debtor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form. The Debtor and the Secured Party each hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     (h) Secured Party acknowledges that the Collateral is subject to a lock up period. Accordingly, notwithstanding anything to the contrary contained herein, Secured Party agrees for itself and its successors and assigns not to foreclose upon or otherwise take control of, or title to, the Collateral or cause directly or indirectly any sale or other transfer of the Collateral prior to the expiration of the Lock Up Period. During the Lock Up Period, (i) U-Store-It Trust and Lehman Brothers, Inc. shall be third party beneficiaries of this Section 9(h) and (ii) the provisions of this Section 9(h) may not be waived or amended without the prior written consent of U-Store-It Trust and Lehman Brothers, Inc. For purposes of this Agreement, the term “Lock Up Period” means the period that commences on the date hereof and ends on July 27, 2005.
[Signature Page to Follow]

     In Witness Whereof, the Debtor has caused this Agreement to be duly executed and delivered as of the date first above written.

/s/ Barry Amsdell
Barry Amsdell

     Accepted and agreed to as of the date first above written.

Harris Trust and Savings Bank
By	Patrick J. Schieble
	Name	PATRICK J. SCHIEBLE
Title VICE PRESIDENT